Exhibit 10.2

CARNIVAL CORPORATION

2011 STOCK PLAN

NON-EMPLOYEE DIRECTOR

RESTRICTED STOCK UNIT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made effective as of [GRANT DATE], (hereinafter the “Grant Date”) between Carnival Corporation, a corporation organized under the laws of the Republic of Panama (the “Company”), and [DIRECTOR NAME] (the “Director”), pursuant to the Carnival Corporation 2011 Stock Plan (the “Plan”).

R E C I T A L S:

WHEREAS, the Company has adopted the Plan pursuant to which awards of restricted stock units may be granted; and

WHEREAS, the Company desires to grant Director an award of restricted stock units pursuant to the terms of this Agreement and the Plan.

NOW, THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1. Grant of Restricted Stock Units.

Grant. The Company hereby grants to the Director [NUMBER GRANTED] restricted stock units (the “RSUs”) on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. Each RSU represents the right to receive payment in respect of one Share as of the Settlement Date (as defined below), to the extent the Director is vested in such RSUs as of the Settlement Date, subject to the terms of this Agreement and the Plan. The RSUs are subject to the restrictions described herein, including forfeiture under the circumstances described in Section 4 hereof (the “Restrictions”). The Restrictions shall lapse and the RSUs shall become nonforfeitable in accordance with Section 3 and Section 4 hereof.

2. Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Director and his legal representative in respect of any questions arising under the Plan or this Agreement.

3. Terms and Conditions.

(a) Vesting. Except as otherwise provided in Section 4 hereof, the RSUs shall vest on the third anniversary of the Grant Date. Notwithstanding the foregoing, the Committee shall have the authority to remove the Restrictions on the RSUs whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the Grant Date, such action is appropriate.

(b) Settlement. The obligation to make payments and distributions with respect to RSUs shall be satisfied through the issuance of one Share for each vested RSU (the “settlement”), and the settlement of the RSUs may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The RSUs shall be settled as soon as practicable after the RSUs vest (as applicable, the “Settlement Date”), but in no event later than March 15 of the year following the calendar year in which the RSUs vested. Notwithstanding the foregoing, the payment dates set forth in this Section 3(b) have been specified for the purpose of complying with the provisions of Section 409A of the Code (“Section 409A”). To the extent payments are made during the periods permitted under Section 409A (including any applicable periods before or after the specified payment dates set forth in this Section 3(b)), the Company shall be deemed to have satisfied its obligations under the Plan and shall be deemed not to be in breach of its payments obligations hereunder.

(c) Dividends and Voting Rights. Each outstanding RSU shall be credited with dividend equivalents equal to the dividends (including extraordinary dividends if so determined by the Committee) declared and paid to other shareholders of the Company in respect of one Share. Dividend equivalents shall not bear interest. On the Settlement Date, such dividend equivalents in respect of each vested RSU shall be settled by delivery to the Director of a number of Shares equal to the quotient obtained by dividing (i) the aggregate accumulated value of such dividend equivalents by (ii) the Fair Market Value of a Share on the applicable vesting date, rounded down to the nearest whole share, less any applicable withholding taxes. No dividend equivalents shall be accrued for the benefit of the Director with respect to record dates occurring prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Director has forfeited the RSUs. The Director shall have no voting rights with respect to the RSUs or any dividend equivalents.

4. Effect of Termination of Service. Upon termination of Director’s service as a member of the Board, the RSUs shall be treated according to the following:

(a) In the event the Director’s service terminates by reason of death or Disability, all outstanding RSUs shall vest on the date of Director’s death or Disability.

(b) In the event the Director’s service terminates other than by reason of death or Disability, prior to the first anniversary of the Director’s initial election to the Board, all outstanding RSUs shall immediately be forfeited on the date of termination of service.

(c) In the event the Director’s service terminates other than by reason of death or Disability, on or after the first anniversary of the Director’s initial election to the Board, all outstanding RSUs shall vest in accordance with the schedule set forth in Section 3.

5. No Rights as Stockholder. The Director shall not be deemed for any purpose to be the owner of any Shares subject to the RSUs. The Company shall not be required to set aside any fund for the payment of the RSUs.

6. Compliance with Legal Requirements. The granting and settlement of the RSUs, and any other obligations of the Company under this Agreement, shall be subject to all applicable federal, state, local and foreign laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. If the settlement of the RSUs would be prohibited by law or the Company’s dealing rules, the settlement shall be delayed until the earliest date on which the settlement would not be so prohibited.

7. Transferability. Unless otherwise provided by the Committee in writing, the RSUs shall not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Director other than by will or the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that, the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

8. Tax Withholding. All distributions under the Plan are subject to withholding of all applicable federal, state, local and foreign taxes, and the Committee may condition the settlement of the RSUs on satisfaction of the applicable withholding obligations. The Company, Carnival plc or any Affiliate of the Company or Carnival plc has the right, but not the obligation, to withhold or retain any Shares or other property deliverable to the Director in connection with the grant of RSUs or from any compensation or other amounts owing to the Director the amount (in cash, Shares or other property) of any required tax withholding in respect of the Shares and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

9. Clawback/Forfeiture. Notwithstanding anything to the contrary contained herein, in the event of a material restatement of the Company’s issued financial statements, the Committee shall review the facts and circumstances underlying the restatement (including, without limitation any potential wrongdoing by the Director and whether the restatement was the result of negligence or intentional or gross misconduct) and may in its sole discretion direct the Company to recover all or a portion of any income or gain realized on the settlement of the RSUs or the subsequent sale of Shares acquired upon settlement of the RSUs with respect to any fiscal year in which the Company’s financial results are negatively impacted by such restatement. If the Committee directs the Company to recover any such amount from the Director, then the Director agrees to and shall be required to repay any such amount to the Company within 30 days after the Company demands repayment. In addition, if the Company is required by law to include an additional “clawback” or “forfeiture” provision to outstanding awards, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then such clawback or forfeiture provision shall also apply to this Agreement as if it had been included on the Grant Date and the Company shall promptly notify the Director of such additional provision.

10. Miscellaneous.

(a) Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(b) Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Director, at the Director’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.

(c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(d) No Rights to Continued Service. Nothing in the Plan or in this Agreement shall confer upon Director any right to continue to serve as a member of the Board or shall interfere with or restrict in any way the right of the Company, which are hereby expressly reserved, to remove, terminate or discharge Director at any time for any reason.

(e) Beneficiary. The Director may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Director, the Director’s estate shall be deemed to be the Director’s beneficiary.

(f) Bound by Plan. By signing this Agreement, Director acknowledges that he has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

(g) Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Director and the beneficiaries, executors, administrators, heirs and successors of the Director.

(h) Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent under Section 14 of the Plan.

(i) Governing Law; JURY TRIAL WAIVER. This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Florida. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT IS LITIGATED OR HEARD IN ANY COURT.

(j) Data Protection. By accepting the grant of the RSUs the Director agrees and consents:

(i) to the collection, use, processing and transfer by the Company of certain personal information about the Director, including the Director’s name, home address and telephone number, date of birth, other employee information, details of the RSUs granted to the Director, and of Stock issued or transferred to the Director pursuant to this Agreement (“Data”); and

(ii) to the Company transferring Data to any subsidiary or Affiliate of the Company for the purposes of implementing, administering and managing this Agreement; and

(iii) to the use of such Data by any person for such purposes; and

(iv) to the transfer to and retention of such Data by third parties in connection with such purposes.

(k) Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(l) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

CARNIVAL CORPORATION

By:

ACCEPTED AND AGREED THIS DAY OF .

Director

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